September 21, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX (714) 662-4412

Mr. Thomas J. Rhia
Chief Financial Officer
WNC & Associates, Inc.
17782 Sky Park Circle
Irvine, CA 92614-6404

RE:	WNC California Housing Tax Credits II, L.P.
	File No.  0-20056
      Form 10-K for the year ended March 31, 2004
Forms 10-Q for the quarterly periods ended June 30, 2004, September
30, 2004, and December 31, 2004

Dear Mr. Riha:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Steven Jacobs
Branch Chief


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